Filed Pursuant to Rule 433

Registration Statement No. 333-203757

Relating to

Preliminary Prospectus Supplement dated December 1, 2016 to

Prospectus dated April 30, 2015

FINAL TERM SHEET

THE ALLSTATE CORPORATION

$1,250,000,000

$550,000,000 3.280% SENIOR NOTES DUE 2026

$700,000,000 4.200% SENIOR NOTES DUE 2046

FINAL TERM SHEET

Dated December 1, 2016

Issuer:	The Allstate Corporation

Security Type:	Senior Notes

Expected Ratings (Moody’s/S&P)*:	A3 (Stable)/A- (Stable)

Format:	SEC Registered

Trade Date:	December 1, 2016

Settlement Date:	December 8, 2016 (T+5)

Title:	2026 Notes	2046 Notes

Principal Amount:	$550,000,000	$700,000,000

Maturity Date:	December 15, 2026	December 15, 2046

Coupon (Interest Rate):	3.280%	4.200%

Interest Payment Dates:	Semi-annually on June 15 and December 15, beginning on June 15, 2017	Semi-annually on June 15 and December 15, beginning on June 15, 2017

Yield to Maturity:	3.296%	4.225%

Spread to Benchmark Treasury:	+85 bps	+110 bps

Benchmark Treasury:	UST 2.000% due November 15, 2026	UST 2.250% due August 15, 2046

Benchmark Treasury Price/Yield:	96-02+ / 2.446%	83-04+ / 3.125%

Optional Redemption:	Callable at the greater of par or the make whole (T + 15 basis points)	Callable at the greater of par or the make whole (T + 20 basis points)

Par Call:	On or after September 15, 2026	On or after June 15, 2046

Price to Public:	99.864%	99.576%

CUSIP/ISIN:	020002 BD2 / US020002BD26	020002 BC4 / US020002BC43

Joint Book-Runners:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith

	Incorporated Wells Fargo Securities, LLC Citigroup Global Markets Inc. Goldman, Sachs & Co.	Incorporated Wells Fargo Securities, LLC Citigroup Global Markets Inc. Goldman, Sachs & Co.

Co-Managers:	Deutsche Bank Securities Inc. U.S. Bancorp Investments, Inc. Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC The Williams Capital Group, L.P. BNY Mellon Capital Markets, LLC	Deutsche Bank Securities Inc. U.S. Bancorp Investments, Inc. Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC Loop Capital Markets LLC BNY Mellon Capital Markets, LLC

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the 3.280% Senior Notes due 2026 and 4.200% Senior Notes due 2046 should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Allstate Corporation has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents that The Allstate Corporation has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by calling Barclays Capital Inc. toll-free at 1-888-603-5847; J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.